AJ. ROBBINS, P.C.
CERIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

February 1, 2011

Untied States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: SRKP 23, Inc.

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K/A, an amendment to the Form 8-K previously filed on November 30, 2010, of China Wesen Recycling Technology, Inc. (formerly known as SRKP 23, Inc. and hereinafter referred to as the "Company"), regarding the recent change of auditors. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

AJ. Robbins, PC

By	/s/ Richard J. Fleischman
Richard J. Fleischman, CPA